Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218966 on Form S-8, Registration Statement No. 333-187529 on Form S-8, Registration Statement No. 333-178136 on Form S-8, Registration Statement No. 333-122746 on Form S-8, Registration Statement No. 333-236275 on Form S-3, Registration Statement No. 333-219876 on Form S-3, Registration Statement No. 333-122742 on Form S-3 of RGC Resources, Inc. of our report dated December 2, 2021 appearing in this Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2021.

CERTIFIED PUBLIC ACCOUNTANTS

Blacksburg, Virginia

December 2, 2021